Exhibit 99.1

JIAYUAN.COM INTERNATIONAL LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

I.                                         Purpose

Jiayuan.com International Ltd. (the “Company”) is committed to conduct its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics. This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of the Company. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.

This Code is designed to deter wrongdoing and to promote:

(i)                                     honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)                                  full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company will file with, or submit to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(iii)                               compliance with applicable governmental laws, rules and regulations;

(iv)                              prompt internal reporting of violations of the Code; and

(v)                                 accountability for adherence to the Code.

II.                                     Applicability

This Code applies to all of the directors, officers, employees and advisors of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code), whether they work for the Company on a full-time, part-time, consultative, or temporary basis (each an “employee” and collectively, the “employees”).

The Board of Directors of the Company (the “Board”) has appointed [•] as the compliance officer for the Company (the “Compliance Officer”). Any questions regarding the Code or any report of and violation of the Code shall be directed to the Compliance Officer. Any questions or violations of the Code involving an executive officer, which include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer, Vice Presidents, Financial Controller and any other persons who perform similar functions for the Company (each, an “executive officer”), shall be directed or reported to any of the independent directors on the Board or the members of the appropriate committee of the Board, and any such questions or violations will be reviewed directly by the Board or the appropriate committee of the Board.

This Code was adopted by the Board on April [•], 2011 and will become effective concurrently with the Company’s first public filing of a registration statement on Form F-1 with the SEC relating to the Company’s initial public offering of its ordinary shares in the form of American Depositary Shares in the United States (the “IPO”).

III.                                 Conflicts of Interest

A.                                    Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

1.                                       Competing Business. No employee may be concurrently employed by, serve as a director of, or provide any services not in his or her capacity as a Company employee to, a business that competes with the Company or deprives it of any business.

2.                                       Corporate Opportunity. No employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company’s line of business, through the use of the Company’s property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

3.                                       Financial Interests.

(i)                                     No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business entity if such financial interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote certain time during such employee’s working hours at the Company;

(ii)                                  no employee may hold any ownership interest in a privately-held company that is in competition with the Company; provided, however, an employee may hold such an ownership interest in a privately-held company if such ownership interest is held through an investment fund (or similar entity) where the employee has no decision-making power or authority to influence or direct the investments of such investment fund (or similar entity);

(iii)                               an employee may hold up to but no more than 1.0% ownership interest in a publicly traded company that is in competition with the Company; provided that if the employee’s ownership interest in such publicly traded company increases to more than 1.0%, the employee must immediately report such ownership to the Compliance Officer; and

(iv)                              no employee may hold any ownership interest in a company that has a material business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business relations with that company

4.                                       Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arm’s-length transactions with recognized banks or other financial institutions.

5.                                       Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

It is difficult to list all of the ways in which a conflict of interest may arise, and we have provided only a few limited examples. If you are faced with a difficult business decision that is not addressed above, ask yourself the following questions:

•                                          Is it legal?

•                                          Is it honest and fair?

•                                          Is it in the best interests of the Company?

B.                                    Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Compliance Officer. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

C.                                    Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children.

IV.                                Gifts and Entertainment

A.                                    Generally

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.

Employees may only accept appropriate gifts. We encourage employees to submit gifts received to the Company.

The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee may give or receive kickbacks, bribe others, or secretly give or receive commissions or any other personal benefits.

B.                                    Compliance with United States Foreign Corrupt Practices Act and Other Applicable Anti-bribery and Anti-corruption Laws

The United States Foreign Corrupt Practices Act (the “FCPA”) and certain other antibribery and anti-corruption laws of China and other jurisdictions applicable to the Company (collectively, the “Compliance Regulations”) prohibits giving anything of value or making any illegal payments, directly or indirectly, to officials of any government or any political candidates in order to obtain or retain business. A violation of the Compliance Regulations not only violates the Company’s anti-corruption policies but is also a civil or criminal offense.

C.                                    Political Contributions

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contribution activities include:

(i)                                     any contributions of Company funds or other assets for political purposes;

(ii)                                  encouraging individual employees to make any such contribution; and

(iii)                               reimbursing an employee for any political contribution.

V.                                    Fair Dealing

The Company strives to compete and to succeed through superior performance and products and without the use of unethical or illegal practices. Accordingly, the Company’s employees should respect the rights of, and should deal fairly with, the Company’s customers, suppliers, competitors and employees and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information or any material misrepresentation. For example, an individual should not:

(i)                                     give or receive kickbacks, bribe others, or secretly give or receive commissions or any other personal benefits;

(ii)                                  spread rumors about competitors, customers or suppliers that the individual knows to be false;

(iii)                               intentionally misrepresent the nature of quality of the Company’s products; or

(iv)                              otherwise seek to advance the Company’s interests by taking unfair advantage of anyone through unfair dealing practices, including engaging in unfair practices through a third party.

VI.                                Protection and Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

(i)                                     exercise reasonable care to prevent theft, damage or misuse of Company property;

(ii)                                  promptly report the actual or suspected theft, damage or misuse of Company property;

(iii)                               safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

(iv)                              use Company property only for legitimate business purposes.

VII.                            Intellectual Property and Confidentiality

1.                                       All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s materials and technical resources while working at the Company, shall be the property of the Company.

2.                                       The Company maintains a strict confidentiality policy. During an employee’s term of employment, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

3.                                       In addition to fulfilling the responsibilities associated with his position in the Company, an employee shall not, without first obtaining approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his duties to the Company.

4.                                       Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, customers or employees.

5.                                       An employee’s duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee’s employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

6.                                       Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

VIII.                   Accuracy of Financial Reports and Other Public Communications

Upon the completion of the IPO, the Company will be required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

(i)                                     financial results that seem inconsistent with the performance of the underlying business;

(ii)                                  transactions that do not seem to have an obvious business purpose; and

(iii)                               requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the finance and accounting department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Compliance Officer.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to those actions taken to coerce, manipulate, mislead or fraudulently influence an auditor:

(iv)                              to issue or reissue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

(v)                                 not to perform audit, review or other procedures required by generally accepted auditing standards or other professional standards;

(vi)                              not to withdraw an issued report; or

(vii)                           not to communicate matters to the audit committee of the Board.

Employees with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the audit committee of the Board at the following address: [•](1)

IX.                                Company Records

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company’s record keeping policy. Contact the Compliance Officer if you have any questions regarding the record keeping policy.

(1)  The Company’s audit committee must establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  Consider employing a service to handle this.

X.                                    Compliance with Laws and Regulations; Insider Trading

Each employee has an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practice, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets or foreign currency exchange activities. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Compliance Officer.

Employees are prohibited from trading securities while in possession of material nonpublic information, whether of the Company or other companies, and must comply with insider trading and any applicable securities law and the Company’s Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading, attached hereto as Exhibit A, regarding securities transactions and handling of confidential information. Insider trading is both unethical and illegal and will be firmly dealt with by the Company. Prohibition on insider trading applies to members of the employees’ family and anyone else sharing the home of the employees. Therefore, employees must use discretion when discussing work with friends or family members, as well as with other employees.

XI.                                Workplace Environment

A.                                    Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class. For further information, you should consult the Compliance Officer.

B.                                    Health and Safety

The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted.

Each employee is expected to perform his or her duty to the Company in a safe manner, free of the influences of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited.

XII.                            Violations of the Code; Protection Against Retaliation

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of this Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with you to investigate your concern. Any suspected violation of this Code involving an executive officer shall be directed or reported to any of our independent directors on the Board or to the appropriate committee of the Board. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer, the Board or the appropriate committee of the Board and the Company will protect your confidentiality to the extent possible, consistent with the law and the Company’s need to investigate your concern.

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee who, in good faith, reports a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

XIII.                   Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by applicable law.

XIV.                       Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, which may include termination of employment.

This Code of Business Conduct and Ethics, as applied to the Company’s senior financial officers, shall be our “code of ethics” within the meaning of Section 7264 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.  We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

* * * * * * * * * * * * *

CERTIFICATION OF COMPLIANCE

TO:                                                                         Compliance Officer

FROM:

RE:                                                                           Code of Business Conduct and Ethics

of Jiayuan.com International Ltd.

I have received, reviewed, and understand the above-referenced Code of Business Conduct and Ethics (the “Code”) and hereby undertake, as a condition to my present and continued employment at or association with Jiayuan.com International Limited and/or any of its affiliated entities (collectively, the “Company”), to comply fully with the Code.

I hereby certify that I have adhered to the Code during the time period that I have been associated with the Company.

I agree to adhere to the Code in the future.

Name:

Date

EXHIBIT A

Statement of Policies Governing Material, Non-Public Information and the Prevention

of Insider Trading